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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

                                May 10, 1994
                      (Date of earliest event reported)

                           AMSOUTH BANCORPORATION
                           ----------------------
           (Exact name of registrant as specified in its charter)

  Delaware                        1-7476                      63-0591257
  --------                        ------                      ----------
(State or other                 (Commission                   (IRS Employer
jurisdiction of                 File Number)                 Identification No.)
incorporation)

                          1400 AmSouth-Sonat Tower
                         Birmingham, Alabama  35203
                         --------------------------
        (Address, including zip code, of principal executive office)

                               (205) 320-7151
                               --------------
                       (Registrant's telephone number,
                            including area code)
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Item 5.    Other Events.
- - ------     ------------
           AmSouth Bancorporation ("AmSouth") is filing this Current Report on Form 8-K to report that Fortune Bancorp, Inc. has announced that it intends to postpone the May 12 annual meeting of Fortune's shareholders and reschedule the meeting for May 23 at 11:00 a.m. Fortune's stockholders will vote on the pending merger of Fortune into AmSouth Bancorporation at the annual meeting.

           Fortune and AmSouth have agreed to the postponement in order to communicate to all shareholders a modification of the consideration to be paid to the holders of Fortune's Preferred Stock in the proposed merger. The modification involves an additional cash payment of approximately $1.81 per preferred share, or a total of $2.5 million, to all Fortune preferred shareholders. This cash payment is in addition to the 1.33 shares of AmSouth common stock or an equivalent amount in cash originally agreed upon.

           The modification of compensation to holders of the preferred stock will not change the merger consideration to be paid to Fortune's common stockholders and will not have any material effect on the pro forma financial statements of the combined company. The companies will distribute information describing the modification to all Fortune shareholders.
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                                 SIGNATURES
                                 ----------

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          AMSOUTH BANCORPORATION


                                          By:  Maria B. Campbell
                                               -----------------
                                               Executive Vice President

Date:   May 11, 1994